UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed	by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MEI PHARMA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

October 18, 2013

To the Stockholders of MEI Pharma, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of MEI Pharma, Inc., a Delaware corporation. The annual meeting will be held at 10:00 a.m. (Central time), on Thursday, December 5, 2013 at the W New Orleans, 333 Poydras Street, New Orleans, LA 70130, unless postponed or adjourned to a later date. I look forward to meeting with as many of our stockholders as possible.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and the proxy statement and report on MEI Pharma’s business. You will also have an opportunity to ask questions.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in MEI Pharma, Inc.

Sincerely,

Christine A. White, M.D.

Lead Director

MEI Pharma, Inc.

This proxy statement is dated October 18, 2013 and is first being mailed or made available to stockholders of MEI Pharma on or about October 18, 2013.

MEI PHARMA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 5, 2013

To the Stockholders of MEI Pharma, Inc.:

On behalf of the Board of Directors of MEI Pharma, Inc., a Delaware corporation, MEI Pharma is pleased to deliver the accompanying proxy statement in connection with the annual meeting of stockholders of MEI Pharma which will be held on Thursday, December 5, 2013 at 10:00 a.m., Central time, at the W New Orleans, 333 Poydras Street, New Orleans, LA 70130, for the following purposes:

1. To elect three directors to our Board of Directors, to serve until the expiration of their term in fiscal year 2017 and until their successors are elected and qualified;

2. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2014;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proposals are described in more detail in this proxy statement, which MEI Pharma encourages you to read carefully and in its entirety before voting.

This year, we are again using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about October 18, 2013, we mailed stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

The close of business on October 11, 2013 has been fixed as the record date for determining those holders of MEI Pharma common stock entitled to receive notice of and vote at the annual meeting. Accordingly, only record holders of MEI Pharma common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

All holders of MEI Pharma common stock are cordially invited to attend the annual meeting in person. You may revoke your proxy in the manner described in this proxy statement at any time before it is voted at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 5, 2013: MEI Pharma’s Proxy Statement, 2013 Annual Report and Form of Proxy Card are also available at https://www.edocumentview.com/MEIP.

Your vote is important regardless of the number of shares of common stock you own. Whether or not you expect to attend the annual meeting, please submit your proxy by Internet, telephone or mail following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card so that your shares of common stock may be represented and voted at the annual meeting.

By order of the Board of Directors,

Thomas M. Zech

Secretary and Chief Financial Officer

MEI Pharma, Inc.

October 18, 2013

MEI PHARMA PROXY STATEMENT TABLE OF CONTENTS

MEI PHARMA, INC.

11975 El Camino Real, Suite 101

San Diego, CA 92130

THE ANNUAL MEETING OF MEI PHARMA STOCKHOLDERS

To Be Held on Thursday, December 5, 2013, at 10:00 a.m., Central time, at the W New Orleans, 333 Poydras Street, New Orleans, LA 70130

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held on December 5, 2013

This proxy statement and our annual report to security holders for the fiscal year ended June 30, 2013 are available at https://www.edocumentview.com/MEIP.

Information Concerning Solicitation and Voting

In this proxy statement, “MEI Pharma”, “the Company”, “we”, “us”, and “our” refer to MEI Pharma, Inc., unless the context otherwise provides.

General

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on December 5, 2013 and at any adjournment or postponement thereof. Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access the proxy materials and vote your shares of common stock over the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Date, Time and Place

The Annual Meeting will be held on December 5, 2013, at the W New Orleans, 333 Poydras Street, New Orleans, LA 70130, commencing at 10:00 a.m. Central time.

Purposes of the MEI Pharma Annual Meeting

The purposes of the Annual Meeting are:

(1)	To elect three directors to the Board of Directors, each to serve until the annual meeting of stockholders in fiscal year 2017 and until his or her successor is elected and qualified or until his or her earlier resignation or removal;

(2)	To ratify the appointment of BDO USA, LLP as MEI Pharma’s independent registered public accounting firm for the fiscal year ending June 30, 2014;

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

(4)	To conduct such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

We have fixed the close of business on October 11, 2013 as the record date for determination of the holders of our common stock entitled to notice of and to attend and vote at the Annual Meeting or any adjournment or postponement thereof. There were approximately 3,110 holders of record of our common stock at the close of business on the record date. At the close of business on the record date, 17,117,152 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. See the section titled, “Security Ownership of Certain Beneficial Owners and Management of MEI Pharma” in this proxy statement for information regarding persons known to our management to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Board of Directors of MEI Pharma for use at the Annual Meeting.

If you are a stockholder of record of MEI Pharma as of the record date referred to above, you may vote in person at the Annual Meeting, via the Internet by following the instructions provided in the Notice, via telephone by calling the toll-free number found on the proxy card, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person:

•

If you hold our shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

•

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the Annual Meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

•

To vote on the Internet, go to the website indicated on the Notice to complete an electronic proxy card. You will be asked to provide MEI Pharma’s number and a control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central time on December 5, 2013 to be counted.

•

To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide MEI Pharma number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central time on December 5, 2013 to be counted.

•

To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your MEI Pharma shares. If you do not give instructions to your broker, your broker can vote your MEI Pharma shares with respect to “discretionary” items but not with respect to “non-discretionary” items. The proposal relating to the election of directors is a non-discretionary item. On non-discretionary items, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of our common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 electing the three nominees to our Board of Directors; “FOR” Proposal No. 2 ratifying the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014; and “FOR” Proposal No. 3 to approve the advisory resolution approving the compensation paid to MEI Pharma’s named executive officers.

Our stockholders of record may change their votes at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record can send a written notice to the Secretary of MEI Pharma stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record has instructed a broker to vote its shares of common stock, the stockholder must follow directions received from its broker to change those instructions.

Quorum and Vote of MEI Pharma Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the shares of the common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the meeting would be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted towards a quorum.

For Proposal No. 1, the affirmative vote of a plurality of the votes cast is required to elect a director when a quorum is present. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors.

For Proposals No. 2 and 3, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will not be voted. Accordingly, an abstention will have the effect of a vote “against” the proposal. Broker non-votes on a proposal are not counted or deemed present or represented for determining whether stockholders have approved the proposal.

At the record date for the Annual Meeting, the directors and executive officers of MEI Pharma owned less than 1% of the outstanding shares of MEI Pharma common stock entitled to vote at the Annual Meeting.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock. We will pay the cost of soliciting proxies, including reimbursing applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board of Directors has nominated William D. Rueckert, Christine A. White, M.D. and Thomas C. Reynolds, M.D., Ph.D. to serve as directors for a term expiring at the annual meeting of stockholders to be held in fiscal 2017 and until their successors have been elected and qualified. Each of the nominees has consented to be named herein and to serve if elected. We do not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a director at the Annual Meeting as a result of an event not anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee is set forth below. The Board of Directors has determined that each nominee is an independent director within the meaning of the listing standards of the Nasdaq Capital Market.

Our restated certificate of incorporation, as amended, and amended and restated by-laws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors currently authorized by the Board of Directors is seven. Under our restated certificate of incorporation, as amended, and amended and restated bylaws, our Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains, as near as possible, one-third of the whole number of directors, with members of each class holding office for a three-year term. There are currently two directors whose terms expire at the annual meeting to be held in fiscal 2015, two directors whose terms expire at the annual meeting to be held in fiscal 2016 and three directors whose terms expire at the Annual Meeting.

Mr. Rueckert, Dr. White and Dr. Reynolds are members of the class of directors whose terms expire at the Annual Meeting.

Business Experience of Nominees

William D. Rueckert, age 60, Director

Mr. Rueckert has been a director since April 2011. Mr. Rueckert was previously a director of MEI Pharma, Inc. between March 2007 and March 2009. Mr. Rueckert was a director of Novogen Limited (“Novogen) between March 2009 and December 2012, serving as its non-executive chairman beginning in October 2010. Mr. Rueckert is also currently a director of Chelsea Therapeutics, Inc., a Nasdaq-listed drug development company. Mr. Rueckert is the Managing Member of Oyster Management Group LLC, an investment fund specializing in community banks. Since July, 2011, Mr. Rueckert has been a director of Fairfield County Bank, a community bank based in Ridgefield, CT. From 1991 to 2006 he was President and Director of Rosow & Company, a private investment firm based in Connecticut. Mr. Rueckert has been treasurer of Moore & Munger, Inc., a company with interests in the petroleum and resort development industries, from 1988 until 1990, and was President of United States Oil Company, a publicly traded oil exploration business, from 1981 to 1988. Among his many civic associations, Mr. Rueckert is Director and President of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City, and Chairman of the Board of the Trustees of Teachers College, Columbia University.

Christine A. White M.D., age 61, Director

Dr. White has been a director since August 2010 and Lead Director since March 2013. She was at Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the development, and commercialization of Rituxan® and Zevalin®. Previously, she served as Director of Clinical Oncology Research at Sidney Kimmel Cancer Center, and in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, most recently as Chairman. Dr. White currently serves as a member and lead independent director of the board of directors of Arena Pharmaceuticals. She previously served as a member of the board of directors at Genoptix Medical Laboratory until its acquisition by Novartis in March 2011, at Monogram Biosciences, until its acquisition by LabCorp in August 2009 and at

Pharmacyclics. Dr. White earned her B.A. in Biology and M.D. from the University of Chicago and is Board certified in Internal Medicine and Medical Oncology.

Thomas C. Reynolds, M.D., Ph.D., age 54, Director

Dr. Reynolds has been a director since February 2013. He served as Chief Medical Officer of Seattle Genetics from March 2007 until his retirement in February 2013. While at Seattle Genetics, he was responsible for building and leading an integrated clinical development, regulatory and medical affairs organization, highlighted by the development and approval of ADCETRIS®. From 2002 to 2007, Dr. Reynolds served at ZymoGenetics (acquired by Bristol-Myers Squibb in 2010), most recently as Vice President, Medical Affairs, where he oversaw the clinical development and regulatory filing of RECOTHROM®. Previously, he was Vice President, Clinical Affairs at Targeted Genetics, and before that was at Somatix Therapy (acquired by Cell Genesys in 1997). Dr. Reynolds received his M.D. and Ph.D. in Biophysics from Stanford University and a B.A. in Chemistry from Dartmouth College

VOTE REQUIRED

Assuming a quorum is met, a nominee for director must receive a plurality of the votes cast by holders of the shares of common stock represented in person or by proxy at the Annual Meeting to be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of the director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. RUECKERT, DR. WHITE AND DR. REYNOLDS AS DIRECTORS OF MEI PHARMA.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Set forth below are the names and certain biographical information regarding our directors who are not being considered for re-election at the Annual Meeting.

Name	Age	Positions Held	Expiration of Term
Leah Rush Cann	53	Director	Fiscal 2015 Annual Meeting of Stockholders
Daniel P. Gold	59	President, Chief Executive Officer and Director	Fiscal 2015 Annual Meeting of Stockholders
Charles V. Baltic III	52	Director	Fiscal 2016 Annual Meeting of Stockholders
Nicholas R. Glover	44	Director	Fiscal 2016 Annual Meeting of Stockholders

Ms. Leah Rush Cann, age 53, Director

Ms. Cann has been a director of MEI Pharma since March 2009. Ms. Cann is the President of Leah Rush Cann Research and Consulting, LLC, a cancer – consulting organization which she founded in 2003. She was a research scientist with Memtec Corporation from 1984 to 1986. Ms. Cann was a research analyst with CIBC Oppenheimer from 1992 to 1999. From 1999 to 2000, she was a health care analyst with Cadence Capital, an asset manager based in Boston, Massachusetts. Ms. Cann was a senior biotechnology analyst with Wachovia Securities from 2000 to 2003. In both 1995 and 1996, The Wall Street Journal recognized Ms. Cann as an All-Star analyst. Ms. Cann received a B.A. in art history and chemistry and an M.B.A from Stetson University. She was a post-baccalaureate at the College of William and Mary and a post-graduate at Columbia University. Ms. Cann has been a Trustee and member of several committees of International House in New York City for more than 10 years. She is a Trustee and chairperson of the Executive Committee of the Hope Funds for Cancer Research, which she helped found in 2006.

Daniel P. Gold, Ph.D., age 59, President, Chief Executive Officer and Director

Dr. Gold has been President, Chief Executive Officer and a director of MEI Pharma since April 2010. From October 2009 to April 2010, Dr. Gold was Managing Partner of Theragence, Inc., a service provider that focuses on optimizing biopharmaceutical product development, which he co-founded. From July 2008 to May 2009, Dr. Gold was President and Chief Executive Officer of Prospect Therapeutics, a clinical stage oncology focused biotechnology company. From January 2000 to May 2009, Dr. Gold was Chief Scientific Officer of Favrille, Inc., a biopharmaceutical company that focused on the development and commercialization of immunotherapies for the treatment of cancer and other diseases of the immune system, which he founded. Dr. Gold currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Gold was a member of the Executive Council of the Sabin Cancer Vaccine Consortium from 2004 to 2006 and a member of the board of directors of the San Diego chapter of the Leukemia and Lymphoma Society from 1998 to 2003. Dr. Gold received a Bachelor’s degree in biology from University of California Los Angeles and received a Doctorate degree from Tufts University in Pathology/Immunology.

Charles V. Baltic III, age 52, Director

Mr. Baltic has been a director of MEI Pharma since October 2011. Mr. Baltic has been a Managing Director and Co-Head of Healthcare at Needham & Company LLC since 2009. Prior to joining Needham, Mr. Baltic was a Managing Director and head of the biotechnology practice at CRT Capital Group from 2006 to 2008. From 2001 to 2006, he served as a Managing Director in Healthcare Investment Banking at Wachovia Securities. Prior to Wachovia, he was with Healthcare Investment Banking at Cowen and Company for six years, ultimately serving as a Director in life sciences. Prior to beginning his investment banking career in 1996, Mr. Baltic practiced corporate and securities law with Dewey Ballantine, representing numerous healthcare and securities clients. Mr. Baltic earned his B.A and J.D. degrees from Georgetown University and an M.B.A. degree in finance from the Wharton School of the University of Pennsylvania. Mr. Baltic is a founding Trustee of the non-profit Hope Funds for Cancer Research as well as a Trustee of the non-profit Washington Biotechnology and Biomedical Association since January 2013. Mr. Baltic is a former Director of MedVantage Inc., a controlling interest of which was acquired by Blues Plans Inc., a consortium of the Blues Plans of Massachusetts, North Carolina, Florida, Arkansas and Illinois.

Nicholas R. Glover, Ph.D., age 44, Director

Dr. Glover has been a director of MEI Pharma since June 2013. He served as President and Chief Executive Officer of YM BioSciences, an oncology drug development company, from November 2010 until its acquisition by Gilead Sciences for $510 million in February 2013. YM's lead drug candidate, CYT387, was an orally administered JAK inhibitor being developed for the treatment of myelofibrosis. Previously, Dr. Glover was President and Chief Executive Officer of Viventia Biotech, a biopharmaceutical company involved in the discovery and development of monoclonal antibody-based technologies for the treatment of cancer, from 2004 to 2008. Prior to joining Viventia in 2000, he was an investment manager at MDS Capital, a life sciences venture capital firm from 1998 to 2000. Dr. Glover holds a B.Sc. (Hons) in Chemistry from the University of East Anglia, U.K., a M.Sc. in Chemistry from the University of British Columbia, Canada, and a Ph.D. in Chemistry from Simon Fraser University, Canada.

Information about the Board of Directors and its Committees

The Board of Directors has responsibility for the overall corporate governance of MEI Pharma. During the fiscal year ended June 30, 2013, a majority of the members of the Board of Directors were, and as of the date of this report, a majority of the members of the Board of Directors are, independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) rules. In previous years, the Company was a “controlled company” within the meaning given to that term by Nasdaq as described further under “Item 13. - Certain Relationships and Related Transactions”. During December 2012, Novogen completed the distribution of substantially all of its MEI Pharma common stock to its shareholders, and the Company ceased to be a controlled company.

The Board has established an Audit Committee to oversee our financial matters, a Compensation Committee to oversee the Company’s compensation policies, plans and programs and a Nominating and Governance Committee to assist the Board of Directors in nominating board members to be elected by the stockholders at the Annual Meeting of Stockholders, to fill vacancies and newly created directorships, and to evaluate and monitor all matters with respect to governance of the Company and oversee compliance by the Company with its legal and regulatory obligations.

Audit Committee

The Audit Committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is responsible for overseeing financial and accounting activities. The Audit Committee’s responsibilities include the annual appointment of independent auditors and the review of the scope of audit and non-audit assignments and related fees, the accounting principles used in financial reporting, internal auditing and internal control procedures. The members of the Audit Committee are Ms. Cann (chairperson), Dr. White and Mr. Baltic. Mr. Baltic joined the Committee in March 2013 upon the retirement of Professor Bryan Williams. The Board of Directors has determined that each of the Audit Committee members is independent, as defined by applicable Nasdaq and SEC rules. The Board of Directors has also determined that Ms. Cann is an “audit committee financial expert” as defined by SEC rules. The Company has adopted an Audit Committee Charter, which is posted on its website at www.meipharma.com. The Audit Committee met four times during the fiscal year ended June 30, 2013.

Compensation Committee

The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities to:

•	oversee, review, modify and approve our compensation strategy and policies;

•	assess the independence of compensation consultants and legal advisors prior to engagement;

•	exercise sole power to retain compensation consultants and advisors and to determine the scope of the associated engagements;

•	review and approve annual corporate performance goals;

•	evaluate the chief executive officer’s and executive officers’ performance;

•	review and determine the compensation to be paid to our executive officers, including the allocation of stock options;

•	recommend the compensation and terms of appointment of non-executive directors to the Board of Directors for review and approval;

•	ensure the Company meets the reporting requirements promulgated by the SEC regarding compensation and disclosure of compensation and compensation related practices;

•	assess potential compensation related risks; and

•	evaluate and ensure compliance with “Say-on-Pay” requirements.

The Compensation Committee also consults with and considers the recommendations of the chief executive officer with respect to the appropriate level and mix of the various compensation components, focused primarily on the particular goals of applicable executives and employees in a particular year. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.meipharma.com. Dr. White has served as the Chair of the Compensation Committee since July 2011. The other members of the Compensation Committee are Mr. Rueckert, Dr. Reynolds and Dr. Glover. Professor Bryan Williams served on the Compensation Committee prior to his retirement from the Board in March 2013, at which time Dr. Reynolds was appointed to the Compensation Committee. Dr. Glover joined the Compensation Committee in June 2013. The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable Nasdaq rules. The Compensation Committee met seven times during the fiscal year ended June 30, 2013.

During fiscal year 2013, the Compensation Committee engaged Barney & Barney LLC (“B&B”) as independent compensation consultants. During its engagements, the Compensation Committee directed B&B to provide the Compensation Committee with an analysis of the Company’s existing compensation programs for both board compensation and executive compensation. B&B’s analysis included comparisons against a peer group comprised of companies similar to MEI Pharma. The analysis and recommendations provided by the consultants included the following areas: (i) cash compensation; (ii) equity compensation; (iii) annual and long-term incentive programs; and (iv) additional compensation for the Chairman of the Board, Lead Director, Committee Chairpersons and Committee Members. Recommendations were provided to ensure our compensation programs are competitive in our industry and are consistent with our compensation philosophy (see “Executive Compensation”).

Nominating and Governance Committee

During September 2012, the Nominating Committee, which then consisted of the five non-executive members of the Board, elected Mr. Baltic as Chairman of the Nominating Committee. The Committee then elected to reduce its membership from five to three independent Board members. As a result, Professor Bryan Williams and Dr. White discontinued their service on the Nominating Committee, and Mr. Baltic, Ms. Cann and Mr. Rueckert continued as members of the Committee.

During March 2013, the Committee revised its charter to include responsibility for corporate governance matters, and renamed the Committee to reflect the additional responsibilities. MEI Pharma’s Nominating and Governance Committee Charter is posted on its website at www.meipharma.com. The Nominating and Governance Committee met five times during the fiscal year ended June 30, 2013.

The Nominating and Governance Committee is responsible for assisting the Board of Directors in identifying qualified individuals who possess the desired experience and skills to serve on the Board. The Nominating and Governance Committee is responsible for proposing chairpersons and members on committees to the Board. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board will consider all qualified director candidates identified by the Nominating and Governance Committee, or by stockholders. Stockholders who would like to propose an independent director candidate for consideration for nomination by the Board of Directors at next year’s annual meeting of stockholders may do so by submitting the candidate’s name, resume and biographical information to the attention of Thomas M. Zech, Secretary, MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California 92130. All shareholder nominations received by the Secretary will be presented to the Nominating and Governance Committee for the same consideration as individuals identified by the Nominating and Governance Committee through other means.

The Nominating and Governance Committee reviews the prospective candidate’s biographical information and assesses each candidate’s independence, diversity, skills and expertise based on a variety of factors, including the following criteria:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•

Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors requires the exercise of judgment by members of the Nominating and Governance Committee when it makes recommendations to the Board of Directors and cannot be measured in a quantitative way. In addition, the Nominating and Governance Committee considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating and Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Nominating and Governance Committee and the Board of Directors generally value the broad business experience and independent business judgment in the health care, life sciences and other fields of each member. Specifically, with respect to Ms. Cann, she is qualified for the Board based on her business experience in the health care field and her status as an “audit committee expert.” Dr. White is qualified for the Board based on her business and medical experience in the health care field, including oncology research. Mr. Rueckert is qualified for the Board based on his business experience in the investment industry. Mr. Baltic is qualified for the Board as a result of his business experience in the health care investment banking industry. Dr. Reynolds is qualified for the Board based on his medical experience and experience in clinical development and regulatory and medical affairs. Dr. Glover is qualified for the Board based on his business experience and his drug development experience in the oncology field.

In addition, the Nominating and Governance Committee oversees compliance by the Company with its legal and regulatory obligations and periodically reviews: (a) the Company’s Code of Conduct and Ethics; (b) the Company’s Insider Trading Policy; (c) the Company’s Certificate of Incorporation; (d) the Company’s Bylaws; and (e) any shareholder proposal and whether to recommend to the Board of Directors whether the Company shall support or oppose the proposal.

Governance Agreements

We have entered into separate governance agreements with two of the investors in our December 2012 private placement financing, Vivo Ventures Fund VII, L.P. (“Vivo”) and New Leaf Ventures II, L.P. (“New Leaf”), pursuant to which each of them is entitled to propose a candidate for election to our Board for consideration by the Nominating Committee, at such times as such investor may propose. We also agreed to use our best efforts to cause the Board to elect one of the candidates proposed by Vivo or New Leaf to serve as Chairman of the Board and to cause the Board to appoint at least one of any such candidates serving on the Board to serve on each standing and special committee of the Board. All candidates proposed by Vivo and New Leaf will be presented to the Nominating and Governance Committee for the same consideration as individuals identified by the Nominating and Governance Committee through other means. Each governance agreement will terminate with respect to the applicable investor at the earliest of (i) such time as such investor and its affiliates beneficially owns all of the shares of common stock then outstanding, (ii) such time as such investor and its affiliates beneficially own less than 10% of the shares of common stock then outstanding, or (iii) the effectiveness of certain change of control transactions resulting in continuing stockholders of the Company holding less than 50% of the outstanding voting securities of the Company, its successor entity or a parent or subsidiary of its successor entity. On February 7, 2013, the Board appointed Dr. Reynolds to fill the vacancy created by Professor Bryan Williams’s retirement from the Board of Directors in March 2013. On June 7, 2013, the Board appointed Dr. Glover to serve on the Board of Directors. Each of Dr. Reynolds and Dr. Glover was proposed to the Nominating and Governance Committee pursuant to the terms of the governance agreements.

Director Independence

Our Board of Directors has determined the independence of each director in accordance with the elements of independence set forth in the Nasdaq listing standards. Based upon information solicited from each director, our Board of Directors has determined that each of Mr. Rueckert, Dr. White, Dr. Reynolds, Ms. Cann, Mr. Baltic and Dr. Glover have no material relationship with MEI Pharma and are “independent” within the meaning of Nasdaq’s director independence standards as currently in effect. In addition, the Board had determined that Professor Bryan Williams was independent under such standards during his service on the Board. In making the foregoing determinations, the Board of Directors has considered both the objective tests set forth in the Nasdaq independence standards and subjective measures with respect to each director necessary to determine that no relationships exist that would interfere with the exercise of independent judgment by each such director in carrying out responsibilities of a director. In the case of Mr. Rueckert, the Board’s subjective determination included consideration of his role as non-executive chairman of the board of directors of Novogen from which he resigned in December 2012. Dr. Gold, as President and Chief Executive Officer, is not considered independent in accordance with Nasdaq’s requirements.

Board Leadership Structure

In January 2013, Professor Bryan Williams informed the Board that he would not stand for re-election at the Company’s fiscal 2013 annual meeting of stockholders. The Board of Directors created the position of Lead Director to carry out the duties of the Chairman during the period following the annual meeting and until the Nominating and Governance Committee identifies and the Board appoints a director to the Chairman position. Upon the Nomination and Governance Committee’s recommendation, the Board of Directors appointed Dr. White to serve as Lead Director, effective on the date of the Company’s fiscal 2013 annual meeting of stockholders, March 26, 2013.

The Board of Directors does not have a policy addressing whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or if the roles should be separate. Our Board believes that it should have the flexibility to make its determination based upon what it considers to be the appropriate leadership structure for the Company at the time. The Board believes that its current leadership structure, with Dr. Gold serving as President and Chief Executive Officer and Dr. White serving as Lead Director until a Chairman is appointed, is appropriate for the Company at this time.

Board Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Board is advised by these committees of significant risks and management’s response through periodic updates.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attention: Secretary, 11975 El Camino Real, Suite 101, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on our website.

Appointment of Directors

Our certificate of incorporation and by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. We currently have seven directors.

Under our certificate of incorporation and by-laws, directors are to be elected at the annual general meeting for a term of three years unless the director is removed, retires or the office is vacated earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of MEI Pharma. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

A director may resign at any time. The resignation is effective upon receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies from resignation or removal or expansion of the size of the board may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Attendance of Directors at Board Meetings and Shareholder Meetings

During the fiscal year ended June 30, 2013, the Board of Directors held a total of eight meetings, and each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings of each committee of the Board of Directors on which such director served. The Board of Directors also acted from time to time by unanimous written consent.

All directors are expected to attend our annual meetings of stockholders. All directors then in office attended the annual meeting of stockholders held in March 2013.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and chief medical officer), and we have posted the text of the policy on our website at www.meipharma.com.

Executive Officers

The Company’s executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding MEI Pharma’s executive officers as of June 30, 2013.

Daniel P. Gold, age 59, President and Chief Executive Officer

See “Directors” above for biographical information regarding Dr. Gold.

Thomas M. Zech, age 62, Chief Financial Officer and Secretary

Mr. Zech has been Chief Financial Officer since June 2010. From May 2009 to June 2010, Mr. Zech was a consultant, providing finance and accounting advisory services to life science and technology companies. Until November 2008, Mr. Zech served as Vice President, Finance and Chief Financial Officer at Pacira Pharmaceuticals Inc., a specialty pharmaceutical company, which was the successor company to SkyePharma Inc. acquired in March 2007, from SkyePharma PLC. He transitioned to Pacira Pharmaceuticals from SkyePharma Inc., where he joined in 1999 as Controller and Corporate Secretary. Previously he held senior finance positions at Stratagene, Advanced Tissue Sciences, Allied Holdings and Psicor. Mr. Zech earned his bachelor’s degree in accounting from Lawrence Technological University and his MBA with a concentration in finance from the University of Detroit.

Robert D. Mass, M.D., age 59, Chief Medical Officer

Dr. Mass has been Chief Medical Officer since June 2011. Dr. Mass has more than 20 years of experience as a medical oncologist in both clinical practice and clinical drug development. He held a number of leadership positions at Genentech from 1998 to 2009, most recently as Head of Medical Affairs, BioOncology, a position created to strategically integrate and optimize all of the non-sponsored clinical programs within the company’s oncology portfolio. He also served on the Executive Development Review Committee at Genentech, which was responsible for the review and approval of all sponsored clinical programs across the company’s therapeutic portfolio. Previously he served as clinical science leader for Herceptin from 1999 to 2002, Tarceva from 2002 to 2003, and Avastin, currently the leading oncology therapeutic worldwide, from 2003 to 2007. Prior to joining Genentech, he practiced Hematology and Medical Oncology from 1988 to 1998. After leaving Genentech, Dr. Mass served as a consultant for several oncology companies, including, MEI Pharma from October 2010 until his appointment as Chief Medical officer in June 2011. Dr. Mass also currently consults for Stem CentRx, Inc., a privately held biotechnology company, on a part-time basis, as its acting Chief Medical Officer. Dr. Mass earned his bachelor’s degree in economics from Tufts University and his medical degree from Oregon Health & Science University. He completed his residency training in Internal Medicine and a fellowship in Hematology and Medical Oncology at the University of California-San Francisco and is certified by the American Board of Internal Medicine in both Internal Medicine and Medical Oncology.

RATIFICATION OF APPOINTMENT OF BDO USA, LLP (PROPOSAL NO. 2)

Background

The Audit Committee has selected BDO USA, LLP (“BDO USA”) as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending June 30, 2014. The Board of Directors is submitting the appointment of BDO USA to the stockholders for ratification as a matter of good corporate practice.

Effective as of January 18, 2011, the Audit Committee engaged BDO USA as the independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2011. The Audit Committee approved the appointment of BDO USA to replace BDO Audit (NSW-VIC) Pty Ltd (“BDO Audit”) who resigned concurrent with the appointment of BDO USA effective January 18, 2011. Each of BDO USA and BDO Audit are Member Firms of BDO International. The engagement of BDO USA and the concurrent resignation of BDO Audit as our independent auditor resulted from the effective relocation of Company management to the United States from Sydney, Australia

Representatives of BDO USA are expected to be present at the MEI Pharma Annual Meeting. The BDO USA representatives will have an opportunity to make a statement at the meeting and are expected to be available to respond to appropriate questions.

Fees Paid to Auditors

Audit Fees

During the fiscal year ended June 30, 2013, we incurred aggregate audit fees of $128,400 to BDO USA. Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings, including providing consents for inclusion of their opinion in registration statements filed with the Securities and Exchange Commission.

During the fiscal year ended June 30, 2012, we incurred aggregate audit fees of $107,900 to BDO USA and $25,200 to BDO Audit.

Audit-related Fees

No audit-related fees were paid to BDO USA or BDO Audit during the fiscal years ended June 30, 2013 and 2012.

Tax Fees

During the fiscal year ended June 30, 2013, we incurred aggregate tax fees of $8,400 to BDO USA. Tax fees comprise fees for professional services related to tax compliance and advice.

During the fiscal year ended June 30, 2012, we incurred aggregate tax fees of $9,700 to BDO USA and $6,000 to BDO Audit, respectively.

Other Fees

No other fees were paid to BDO USA or BDO Audit during the fiscal years ended June 30, 2013 and 2012.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case by case basis.

VOTE REQUIRED

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014 will require approval by the majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our stockholders’ best interest.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP TO ACT AS MEI PHARMA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of MEI Pharma has furnished the following report on its activities during the fiscal year ended June 30, 2013. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MEI Pharma specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of our financial statements. For the fiscal year ended June 30, 2013, the members of the Audit Committee were Ms. Cann (chairperson), Dr. White, and Mr. Baltic each of whom is an independent director as defined by the applicable Nasdaq and SEC rules. The Audit Committee met four times during the fiscal year ended June 30, 2013.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO USA for the fiscal year ended June 30, 2013. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management MEI Pharma’s audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of our independent auditor’s audits, their evaluations of MEI Pharma’s internal controls and the overall quality of MEI Pharma’s financial reporting.

Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board of Directors ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standards Rule 3200T (AU Section 380). MEI Pharma’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

Ms. Leah Rush Cann

Dr. Christine A. White

Mr. Charles V. Baltic III

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3)

At our 2011 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every three years. Our Board of Directors has adopted a policy that is consistent with that preference. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Philosophy” section and the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success.

We urge stockholders to read the information below “Executive Compensation”, including the Company’s Compensation Philosophy as well as the related compensation tables and narrative, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our corporate goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to MEI Pharma, Inc. named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the fiscal year 2014 annual meeting of stockholders, including the discussion under the heading “Compensation Philosophy”, the compensation tables and the other narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Philosophy

We believe that the performance of our executive officers significantly impacts our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success. Our executive officer compensation program is designed to provide compensation opportunities that are tied to individual and corporate performance. Each executive officer’s compensation package is comprised of three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) equity-based compensation. These elements of executive compensation are intended to align the interests of our executive officers with those of our stockholders.

Our compensation packages are also designed to be competitive in our industry. The Compensation Committee from time to time consults with compensation consultants, legal counsel and other advisors in designing our compensation program, including in evaluating the competitiveness of individual compensation packages and in relation to our corporate goals. The Compensation Committee reviews and analyzes executive officer compensation provided by other companies in our industry. The Compensation Committee will consider, as part of its periodic compensation reviews, the extent to which additional option or other equity awards are appropriate in order to further align the interests of our executive officers with those of our stockholders. Equity awards are granted at fair market value on the date that the grant action occurs. During fiscal year 2013, the Compensation Committee engaged B&B as independent compensation consultants and considered the resulting peer group analysis and recommendations as a component of the Compensation Committee’s overall process for evaluating board and executive compensation

Our overall compensation philosophy has been to pay our executive officers an annual base salary and to provide opportunities, through cash and equity incentives, to provide higher compensation if we satisfied certain key performance goals. While the Compensation Committee considers peer group analysis as a component of its overall executive compensation decision process, it does not attempt to benchmark executive compensation against a specific level, range or percentile of compensation paid by other companies. The main principles of our compensation strategy include the following:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect individual and corporate performance; and

•	Target annual compensation at or below the median, and allow for above-median compensation to be earned through an executive officer’s and the company’s extraordinary performance.

Compensation of Executive Officers

The table below sets forth, for the fiscal years ended June 30, 2013 and 2012, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Daniel P. Gold	2013	$466,000	(4)	$209,700	(5)	$3,452,000	$425,000	—	$4,552,700
President, Chief Executive Officer & Director	2012	$440,000		$176,000		—	$166,000	—	$782,000

Thomas M. Zech	2013	$275,000	(6)	$68,750	(7)	—	$669,881	—	$1,013,631
Chief Financial Officer	2012	$265,000		$50,000		—	$44,051	—	$359,051

Robert D. Mass	2013	$185,500	(8)	$55,650	(9)	—	$628,923	—	$870,073
Chief Medical Officer	2012	$116,667		$35,000		—	—	—	$151,667

(1)	In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that were generally available to all of our regular, full-time employees, as well as certain perquisites and other benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer.
(2)	Represents the aggregate grant date fair value of restricted stock unit awards granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation,” formerly SFAS 123R, calculated based on the closing market price of our common stock on the date of grant of March 29, 2013.
(3)	Represents the aggregate grant date fair value of options granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation,” formerly SFAS 123R. For the relevant assumptions used in determining these amounts, refer to Note 5 to our audited financial statements.
(4)	For the fiscal year ending June 30, 2014, Dr. Gold’s annual salary increased to $482,310.
(5)	Dr. Gold received a bonus of 45% of his base salary for the fiscal year ended June 30, 2013. Dr. Gold is eligible for a target bonus of 45% of his base salary for fiscal year 2014, dependent upon the achievement of certain milestones established by the Board of Directors.
(6)	For the fiscal year ending June 30, 2014, Mr. Zech’s annual salary increased to $284,625.
(7)	Mr. Zech received a bonus of 25% of his base salary for the fiscal year ended June 30, 2013. Mr. Zech is eligible for a target bonus 30% of his salary, dependent upon the achievement of certain milestones established by the Board of Directors.
(8)	Dr. Mass worked a 25% part-time schedule from the commencement of his employment with us on June 1, 2011 through February 2012. Beginning March 2012 he worked a 50% schedule. For fiscal year ending June 30, 2014, Dr. Mass’s annual salary increased to $383,985, which will continue to be pro-rated.
(9)	Dr. Mass received a bonus of 30% of his pro-rated salary for the fiscal year ended June 30, 2013. Dr. Mass is eligible for a target bonus of 30% of his prorated base salary, dependent upon the achievement of certain milestones established by the Board of Directors.

Employment Agreements

Employment Agreement between Daniel P. Gold and MEI Pharma

In connection with Dr. Gold’s appointment as President and Chief Executive Officer, we entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Gold Employment Letter”). The Gold Employment Letter provided for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Gold Employment Letter, Dr. Gold was eligible to earn an annual cash bonus in an amount up to a maximum of 40% of the base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. The Compensation Committee has increased the target amount of Dr. Gold’s annual cash bonus to 45% of his base salary.

Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to us. Dr. Gold may terminate his employment with Good Reason (as defined in the Gold Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Gold Employment Letter with or without Cause (as defined in the Gold Employment Letter) at any time. If Dr. Gold’s employment is terminated by us without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Gold Employment Letter contains confidentiality provisions.

Employment Agreement between Thomas M. Zech and MEI Pharma

In connection with Mr. Zech’s appointment as Chief Financial Officer, we entered into an Employment Letter, dated June 18, 2010, with Mr. Zech (the “Zech Employment Letter”). The Zech Employment Letter provided for an annual base salary of $250,000, subject to upward adjustment at the discretion of the

Compensation Committee of the Board of Directors. Pursuant to the terms of the Zech Employment Letter, Mr. Zech was eligible to earn an annual cash bonus in an amount up to a maximum of 20% of the base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. The Compensation Committee has increased the target amount of Mr. Zech’s annual cash bonus to 30% of his base salary.

Mr. Zech may terminate his employment at any time other than for Good Reason (as defined in the Zech Employment Letter), upon providing two (2) months advance notice to us. Mr. Zech may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Zech Employment Letter with or without Cause (as defined in the Zech Employment Letter) at any time. If Mr. Zech’s employment is terminated by us without Cause or by Mr. Zech for Good Reason, Mr. Zech will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Zech will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Zech Employment Letter contains confidentiality provisions.

Employment Agreement between Robert D. Mass and MEI Pharma

In connection with Dr. Mass’s appointment as Chief Medical Officer, we entered into an Employment Letter, dated June 1, 2011, with Dr. Mass (the “Mass Employment Letter”). The Mass Employment Letter provided for an annual base salary of $350,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Dr. Mass also has the opportunity to earn an annual cash bonus in an amount up to a target of 30% of the base salary based on his achievement of milestones established by the Board of Directors. Dr. Mass works a reduced hours schedule and worked a 25% part-time schedule from the commencement of his employment with us on June 1, 2011 through February 2012. Beginning March 2012 he worked a 50% schedule. The number of hours worked by Dr. Mass may vary and the percentage rate of his annual base salary paid will vary accordingly.

Dr. Mass may terminate his employment at any time other than for Good Reason (as defined in the Mass Employment Letter), upon providing two (2) months advance notice to us. Dr. Mass may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Mass Employment Letter with or without Cause (as defined in the Mass Employment Letter) at any time. If Dr. Mass’s employment is terminated by us without Cause or by Dr. Mass for Good Reason, Dr. Mass will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Mass will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Mass Employment Letter contains confidentiality provisions.

Potential Payments Upon Termination or Change in Control

Each of Dr. Gold’s, Mr. Zech’s and Dr. Mass’s employment agreement provides for certain severance payments upon the applicable employee’s termination by us other than for cause or by the applicable employee for good reason, as such terms are defined in the respective employment agreement. Upon such a termination of employment, we will: (i) make a payment to the applicable employee in lieu of notice in an amount equal to twelve months of such employee’s base salary (as in effect at the time of such employee’s termination from employment), and (ii) accelerate the vesting of the applicable employee’s options so that such employee will be vested in the same number of shares of common stock subject to the options as if such employee had continued to be employed by us for an additional twelve months. Such payment and additional option vesting will be conditional upon the execution of a customary release of claims in favor of us and our affiliates, in a form prescribed by us. The payment in lieu of notice will be paid to the applicable employee in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in our sole discretion, but in no event more than 60 days after the applicable employee’s termination of employment. If their employment had been terminated in accordance with the foregoing provisions on June 30, 2013, Dr. Gold, Mr. Zech and Dr. Mass would have been entitled to payments in the amount of $466,000, $275,000 and $185,500, respectively, and the vesting of options to purchase 19,440, 35,473 and 46,509 shares of our common stock, respectively and, in the case of Dr. Gold, the issuance of 400,000 shares of common stock underlying the RSUs.

In the event of a change in control of MEI Pharma, as defined in the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, as amended, unless the Compensation Committee of the Board of Directors determines otherwise, all of the options granted to Dr. Gold, Mr. Zech and Dr. Mass will accelerate and become fully exercisable effective upon the date of the change in control. As of June 30, 2013, the intrinsic value of unvested stock options that would accelerate and become fully exercisable upon a change in control, computed by multiplying the difference between the closing price per share of our common stock on June 30, 2013 of $7.13 and the exercise price of each stock option vested as a result of the termination, by the number of accelerated stock options for Dr. Gold, Mr. Zech and Dr. Mass, was $72,830, $54,625 and $169,233, respectively. The market value of Dr. Gold’s RSUs that would become fully vested and deliverable upon a change in control, computed based on the closing market price of our common stock on June  30, 2013, was $2,852,000.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock options and unvested RSU’s held by our named executive officers on June 30, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel P. Gold	—		—		—	—	400,000	(1)	$3,452,000
	50,000	(2)	—		$8.52	November 15, 2017	—		—
	—		16,666	(3)	$2.76	August 6, 2017	—		—
	7,618		9,048	(4)	$11.40	July 31, 2016	—		—
	14,549		3,816	(5)	$11.16	June 6, 2015	—		—
	14,549		3,816	(5)	$30.30	April 22, 2015	—		—

Thomas M. Zech	—		81,835	(6)	$8.63	March 28, 2018	—		—
	—		12,500	(3)	$2.76	August 6, 2017	—		—
	2,010		2,412	(4)	$11.40	July 31, 2016	—		—
	9,181		3,062	(7)	$9.12	June 17, 2015	—		—

Robert D. Mass	—		68,330	(6)	$8.63	March 28, 2018	—		—
	—		38,726	(3)	$2.76	August 6, 2017	—		—
	14,805		14,798	(7)	$7.68	May 31, 2016	—		—

(1)	On March 29, 2013, Dr. Gold received a grant of 400,000 restricted stock units (RSUs). One-third of the RSUs will vest on each of August 30, 2014, August 30, 2015, and August 30, 2016. All of the shares underlying the RSUs will be delivered to Dr. Gold on the earliest to occur of (i) March 29, 2018, (ii) Dr. Gold’s death, disability or separation from service from the Company for any reason, or (iii) a change in control involving the Company. The fair value of the RSUs on the date of grant was $3,452,000.

(2)	Sixty-seven percent of the options vested immediately on November 16, 2012, the date of grant; the remaining thirty-three percent of the options vested on December 18, 2012, upon achievement of performance objectives.
(3)	Twenty-five percent of the options vested on August 7, 2013; the remaining seventy-five percent of the options vest in equal monthly installments over the following 36 months.
(4)	Twenty-five percent of the options vested on August 1, 2012; the remaining seventy-five percent of the options vest in equal monthly installments over the following 36 months.
(5)	Twenty-five percent of the options vested on April 22, 2011; the remaining seventy-five percent of the options vest in equal monthly installments over the following 36 months.
(6)	Twenty-five percent of the options will vest on March 29, 2014; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(7)	Twenty-five percent of the options vested on June 1, 2012; the remaining seventy-five percent of the options vest in equal monthly installments over the following 36 months.

Compensation of Directors

The following table provides details of the fees paid to our non-executive directors who served on the Board for the fiscal year ended June 30, 2013.

Name	Fees Earned or Paid in Cash (1)	Option Awards ($)(2)	Total ($)
Bryan Williams (3)	$39,600	$15,000	$54,600
Christine A. White, M.D. (3)	$42,900	$46,490	$89,390
Leah Rush Cann	$39,600	$46,490	$86,090
William D. Rueckert	$39,600	$46,490	$86,090
Charles V. Baltic III	$39,600	$46,490	$86,090
Thomas C. Reynolds, M.D., Ph.D.	$15,800	$29,700	$45,500
Nicholas R. Glover, Ph.D.	$2,530	$29,700	$32,230

(1)	For the fiscal year ended June 30, 2013, our non-executive directors received annual cash compensation of $39,600. Dr. Reynolds joined the Board of Directors in February 2013, and Dr. Glover joined the Board of Directors in June 2013, and their annual cash compensation was prorated beginning on those dates, respectively.
(2)	Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 5 to our audited financial statements included in this proxy statement. All stock options granted to non-employee directors in the fiscal year ended June 30, 2013, were granted under our Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, and are five-year options with an exercise price equal to the closing market price of our common stock on the date of grant. One-third of such options will vest one year from the effective date of the applicable grant, thereafter, the remaining two-thirds of the options will vest in equal monthly installments over the following twenty-four (24) months, subject to continued service on the Board of Directors.
(3)	Professor Williams received cash compensation of $9,900 in connection with his services as non-executive Chairman of the Board of Directors through March 26, 2013. Dr. White received cash compensation of $3,300 in connection with her services as Lead Director effective March 26, 2013.

Dr. Gold, President and Chief Executive Officer of MEI Pharma, does not receive any compensation for performing his duties as a director of MEI Pharma.

In October 2011, the Board of Directors, upon the recommendation of the Compensation Committee, approved certain changes to the compensation paid to non-executive directors to ensure that we continue to attract, retain and motivate qualified, talented and diverse professionals to serve on the Board of Directors. For the fiscal year ending June 30, 2013, each non-executive director would receive an annual grant of options representing the right to purchase a number of shares of common stock having a value on the grant date of $15,000. Accordingly, on September 21, 2012, each director received options representing the right to purchase 3,968 shares of common stock at an exercise price of $4.26 per share. Upon their appointment to the Board of Directors in February 2013 and June 2013, respectively, Dr. Reynolds and Dr. Glover received options representing the right to purchase a number of shares of our common stock having a value on the grant date, calculated in accordance with ASC Topic 718, equal to $29,700. Dr. Reynolds received 6,319 options with an exercise price of $5.19, and Dr. Glover received 4,063 options with an exercise price of $8.09. One-third of such options will vest one year from the effective date of the applicable grant and, thereafter, the remaining two-thirds of the options will vest in equal monthly installments over the following twenty-four (24) months, subject to continued service on the Board of Directors. Additionally, on March 29, 2013, upon the recommendation of the Compensation Committee, Dr. White, Mr. Rueckert, Ms. Cann and Mr. Baltic each received a grant of options representing the right to purchase 4,032 shares of common stock. In the event of a Change in Control, as defined in the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, stock options granted to non-executive directors will become fully vested. The exercise price for each of the options awarded to each non-executive director in accordance with the foregoing will be the fair market value of our common stock on the date of the grants, and the options will expire five years from the date of grant. Each grant of options to non-executive directors in accordance with the foregoing will be made under the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, as amended, under which 791,884 shares remained eligible for awards as of September 17, 2013.

Compensation of Directors for Fiscal Year 2014

During fiscal year 2013, the Compensation Committee of the Board of Directors engaged an independent compensation consultant, B&B, to provide an analysis of the Company’s Board of Directors compensation. B&B’s analysis included comparisons against a peer group comprised of companies similar to MEI Pharma. The analysis and recommendations provided by B&B related to the following areas:

•	Cash compensation

•	Equity Compensation including vesting

•	Additional compensation for Chairman of the Board, Lead Director, Committee Chairpersons and Committee Members

The Company intends to align the compensation of its Board of Directors at the approximate market median of its peer companies. The following summarizes the changes to Director’s compensation, effective beginning with the Company’s fiscal year 2014:

•

The annual base cash compensation will remain at the current level of $39,600 per annum for each non-executive director. In addition to the annual base cash compensation, the additional annual compensation payable to the Chairman of the Board or the Lead Director has been increased from $13,200 to $25,000 per annum effective in fiscal year 2014.

•

Additional compensation for Board Committee participation has also been implemented for fiscal year 2014. Each Committee Chair will receive an additional annual compensation as follows: Audit Committee: $15,000; Compensation Committee: $10,000; and Nominating and Governance Committee: $6,000. The Company will provide annual compensation for membership on each committee to members not receiving a compensation as a committee chairperson as follows: Audit Committee: $6,625; Compensation Committee: $5,000; and Nominating and Governance Committee: $3,000.

•

Equity compensation in the form of stock options was changed to reflect an initial grant to new board members calculated by dividing $60,000 by the closing price of the Company’s common stock on the day of grant. The result is the number of option shares granted, with an exercise price of the closing stock price on the day of grant. In addition, each board member will receive annual equity compensation in the form of stock options, calculated by dividing $50,000 by the closing price of the stock on the day of grant. The result is the number of option shares granted with an exercise price of the closing stock price on the day of grant. The initial and annual director option grants will vest over three years, with one-third of the shares vesting one year from the effective date of the applicable grant and thereafter, the remaining two-thirds of the options, will vest in equal monthly installments over the following twenty-four (24) months, subject to continued service on the Board of Directors.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

The rights of each indemnitee are in addition to any other rights provided for under our restated certificate of incorporation, as amended, and our amended and restated by-laws, as may be amended from time to time, and under Delaware law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The agreements we have entered into with our former parent corporation Novogen are each summarized below. Novogen was our majority shareholder from our inception through December 3, 2012. On such date, Novogen completed the distribution of substantially all of its MEI Pharma common stock to its shareholders. As Novogen was our parent corporation, each of our agreements with Novogen was considered a related party transaction. Our Code of Business Conduct and Ethics provides that our Audit Committee, which is composed of independent directors in accordance with both Nasdaq and SEC guidelines, review and approve all related party transactions. As such, each of these agreements were reviewed and approved by the majority of the members of our Audit Committee who did not have an interest in the transactions. We believe that each of our executed agreements with Novogen was on terms as favorable to us as we could have obtained from unaffiliated third parties. The descriptions below are only a summary of what we believe are the material provisions of the agreements.

Securities Subscription Agreements

On September 27, 2011, we entered into a Securities Subscription Agreement with Novogen, pursuant to which we sold to Novogen 222,222 shares of our common stock, at a purchase price of $9.00 per share, for proceeds of $2,000,000. The offering closed on September 29, 2011. On December 28, 2011, we entered into a Securities Subscription Agreement with Novogen, pursuant to which we sold to Novogen 323,625 shares of our common stock, at a purchase price of $6.18 per share, for proceeds of $2,000,000. The offering closed on December 29, 2011.

Rights Offering

In March 2012, we distributed one subscription right for each share of common stock and each Series A warrant exercisable for a share of common stock to holders of record as of March 30, 2012. Each subscription right entitled the holder to purchase one Unit, which consisted of 0.0833 shares of our common stock and a warrant representing the right to purchase 0.04167 shares of our common stock. In connection with the rights offering, Novogen purchased 8,988,675 units consisting of 749,056 shares of common stock and warrants to purchase an additional 374,528 shares of common stock. The warrants are exercisable for a five-year period beginning on May 11, 2012 at an exercise price of $7.14 per share.

Waiver Agreement

On December 5, 2012, we entered into an agreement (the “Waiver Agreement”) with Novogen and Novogen Research Pty Limited, a wholly-owned subsidiary of Novogen (together, the “Novogen Parties”), Graham Kelly, an individual, and Andrew Heaton, an individual, pursuant to which we granted a limited waiver with respect to certain non-compete provisions contained in the Asset Purchase Agreement dated as of December 20, 2010, between us and the Novogen Parties. In consideration of our grant of the limited waiver, upon the execution of the Waiver Agreement, Novogen surrendered to us for cancellation warrants held by Novogen for the purchase of 166,666 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

MEI PHARMA

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of October 14, 2013 (except as otherwise indicated below) by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible preferred stock, exercisable or convertible on or within sixty (60) days of October 14, 2013, are deemed outstanding. Such shares however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership described below is based on 17,117,152 shares of common stock outstanding, plus adjustments to the number of shares of common stock outstanding as described above, as of October 14, 2013.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Vivo Ventures Funds, LLC (1)	4,039,935	23.0%
New Leaf Ventures II LP (2)	4,145,475	21.6%
FMR LLC (3)	1,896,851	11.1%
Baker Bros. Advisors, LLC (4)	1,215,612	6.8%
Daniel P. Gold (5)	98,973	*
Thomas M. Zech (6)	17,459	*
Robert D. Mass (7)	31,417	*
Christine A. White (8)	4,664	*
William D. Rueckert (8)(9)	129,964	*
Leah Cann (8)	4,664	*
Charles V. Baltic III (8)(10)	24,264	*
Thomas C. Reynolds (8)(11)	—	*
Nicholas R. Glover (8)(12)	—	*
All directors and executive officers as a group (9 individuals)	311,405	1.8%

*	Less than 1%
(1)	Derived from Amendment No. 1 to Schedule 13D filed on June 14, 2013 and Forms 4 filed on October 3, 2013. The beneficial ownership reflected in the table includes: (i) 3,325,632 shares of common stock and warrants exercisable for an additional 411,041 shares held by Vivo Ventures Fund VII, L.P.; (ii) 72,480 shares of common stock and warrants exercisable for an additional 8,959 shares held by Vivo Ventures VII Affiliates Fund, L.P. ; (iii) 195,397 shares of common stock and warrants exercisable for an additional 24,151 shares held by Vivo Ventures Fund V, L.P., and (iv) 2,025 shares of common stock and warrants exercisable for an additional 250 shares held by Vivo Ventures V Affiliates Fund, L.P. Vivo Ventures VII, LLC is the sole general partner of both Vivo Ventures VII Fund, L.P. and Vivo Ventures VII Affiliates Fund, L.P. and may be deemed to beneficially own the shares held by each of them. Vivo Ventures V, LLC is the soles general partner of each of Vivo Ventures Fund V, L.P. and Vivo Ventures V Affiliates Fund, L.P. and may be deemed to beneficially own the shares held by each of them. The principal business address is 575 High Street, Suite 201, Palo Alto, CA 94301.
(2)

Derived from Amendment No. 2 to Schedule 13D filed by New Leaf Ventures II L.P. on May 15, 2013. The beneficial ownership reflected in the table includes 2,045,475 common shares and warrants exercisable for an additional 2,100,000 shares. Philippe O. Chambon, Jeani Delagardelle, Ronald Hunt, Vijay K. Lathi and James Niedel (the “Individual Managers”), as managers New Leaf Venture Management II, L.L.C. (“NLV Management II”), the sole general partner of New Leaf Venture Associates II, L.P. (“NLV Associates II” and, together with NLV Management II and the Individual Managers, the “Indirect Reporting Persons”), which in turn is the sole general partner of New Leaf Ventures II, L.P., have the power to vote or dispose of the shares listed above. Each Indirect Reporting Person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for New Leaf Ventures II, L.P. is 7 Times Square, Suite 3502, New York, NY 10036.
(3)	Derived from Schedule 13G filed by FMR LLC on March 11, 2013. The beneficial ownership reflected in the table includes 1,896,851 common shares. Fidelity Management & Research Company (“Fidelity Management”) is a wholly-owned subsidiary of FMR LLC and an investment advisor to various funds operated by Fidelity Management. Fidelity Management is the beneficial owner of 1,896,851 shares common stock. The ownership of one investment company, Fidelity Series Small Cap Opportunities Fund, amounted to 921,017 shares at February 28, 2013. Edward C. Johnson III and FMR LLC, through its control of Fidelity Management, and the funds, each has the sole power to dispose of the 1,896,851 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson III Chairman of FMR LLC has the sole power to vote or direct voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ boards of trustees. Fidelity Management carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. The address for FMR LLC, Fidelity Management and Edward C. Johnson III is 82 Devonshire St., Boston, MA 02109.
(4)	Derived in part from Amendment No. 3 to Schedule 13D filed by Baker Bros. Advisors, L.P., Baker Bros. Advisors LLC and its affiliates (667, L.P; Baker Brothers Life Sciences, L.P. and 14159, L.P. (collectively, the “Baker Funds)) on July 11, 2013. The beneficial ownership reflected in the table includes 515,612 shares of common stock and warrants exercisable for 700,000 shares of common stock. The principal business address of Baker Bros. Advisors, L.P. is 667 Madison Avenue, 21st Floor, New York, NY 10065.
(5)	Pursuant to the terms of the Gold Employment Letter, Dr. Gold received options to purchase 36,730 shares of MEI Pharma’s common stock in two separate tranches. The first tranche of options to purchase 18,365 shares of common stock of MEI Pharma was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price of MEI Pharma’s common stock on April 23, 2010. The second tranche of options to purchase 18,365 shares of common stock of MEI Pharma was granted to Dr. Gold on June 7, 2010, which date was no later than thirty (30) days following the public release of MEI Pharma’s Ovature study results, in accordance with the terms of the Gold Employment Letter. Of these two tranches of options, 25% vested one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of MEI Pharma, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. Dr. Gold also received options to purchase 16,666 shares of MEI Pharma common stock in August 2011 and options to purchase 16,666 shares of common stock in August 2012; 25% of these options vest on the first anniversary of the applicable option grant date, and the remaining 75% of the options will vest in equal monthly installments over the following thirty-six (36) months. Dr. Gold also received options to purchase 50,000 shares of MEI Pharma common stock in November 2012; 67% of these options vested on the option grant date, and the remaining 33% of the options vested in December 2012 upon the closing of our private placement financing. Additionally, in March 2013, Dr. Gold received a grant of 400,000 restricted stock units (RSUs). One-third of the RSUs will vest on each of August 30, 2014, August 30, 2015, and August 30, 2015. All of the shares underlying the RSUs will be delivered to Dr. Gold on the earliest to occur of (i) March 29, 2018, (ii) Dr. Gold’s death, disability or separation from service from the Company for any reason, or (iii) a change in control involving the Company. Dr. Gold’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(6)

Mr. Zech received options to purchase 12,243 shares of MEI Pharma’s common stock, with an exercise price per share equal to the closing price of MEI Pharma’s common stock on June 18, 2010 pursuant to the terms and conditions of the Zech Employment Letter, the applicable stock option grant agreement and the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan. Of Mr. Zech’s options, 25% vested one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of MEI Pharma, as defined in the Zech Employment Letter, Mr. Zech’s options will become fully vested. Mr. Zech also received options to purchase 4,422 shares of MEI Pharma common stock in August 2011 and options to purchase 12,500 shares of common stock in August 2012; 25% of these options vested on the first anniversary of the applicable option grant date, and the remaining 75% of the options will vest in equal monthly installments over the following thirty-six (36) months. Mr. Zech also received an option to purchase 81,835 shares of MEI Pharma common stock in March 2013; 25% of the option vests on the first anniversary of the option grant date, and the remaining 75% of the option will vest in equal monthly installments over the following thirty-six (36) months. Mr. Zech’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(7)	Dr. Mass received an option to purchase 29,603 shares of MEI Pharma’s common stock, with an exercise price per share equal to the closing price of MEI Pharma’s common stock on June 1, 2011 pursuant to the terms and conditions of the Mass Employment Letter and the applicable stock option grant agreement. Of Dr. Mass’s options, 25% vested one year from the effective date of the Mass Employment Letter and, thereafter, the remaining 75% of Dr. Mass’s options vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of MEI Pharma, as defined in the Mass Employment Letter, Dr. Mass’s options will become fully vested. Dr. Mass also received options to purchase 38,726 shares of common stock in August 2012 pursuant to the anti-dilution terms of the Mass Employment Letter; 25% of these options will vested on the first anniversary of the option grant date, and the remaining 75% of the options will vest in equal monthly installments over the following thirty-six (36) months. Dr. Mass also received options to purchase 68,330 shares of MEI Pharma common stock in March 2013; 25% of these options vest on the first anniversary of the option grant date, and the remaining 75% of the options will vest in equal monthly installments over the following thirty-six (36) months. Dr. Mass’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(8)	In accordance with the changes in non-executive director compensation approved by the Board of Directors on October 20, 2011, as described under the caption “Compensation of Directors” elsewhere in this report, each of Dr. White, Ms. Cann, Mr. Rueckert, and Mr. Baltic received options to purchase 4,194 shares of MEI Pharma’s common stock, with an exercise price per share equal to the closing bid price of the common stock on October 20, 2011. One-third of such options vested on October 20, 2012, and, thereafter, the remaining two-thirds of such options will vest in equal monthly installments over the following twenty-four (24) months, subject to continued service on the Board of Directors. Each of Dr. White, Ms. Cann, Mr. Rueckert, and Mr. Baltic received options to purchase 3,968 shares of MEI Pharma’s common stock, with an exercise price equal to the closing bid price of the common stock on September 21, 2012 and received options to purchase 4,032 shares of MEI Pharma’s common stock, with an exercise price equal to the closing bid price of the common stock on March 29, 2013. Additionally, each of Dr. White, Ms. Cann, Mr. Rueckert, Mr. Baltic, Dr. Reynolds and Dr. Glover received options to purchase 6,730 shares of MEI Pharma’s common stock, with an exercise price equal to the closing bid price of the common stock on July 15, 2013. In the event of a Change in Control, as defined in the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, all of the options described in this footnote 8 will become fully vested.
(9)	Mr. Rueckert is the beneficial owner of 129,964 shares of common stock, which includes 654 shares of common stock, warrants to purchase 124,646 shares of common stock and, as described in more detail in footnote 8 above, options to purchase 4,664 shares of common stock. Mr. Rueckert exercises sole voting and investment control with respect to the shares. Mr. Rueckert’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(10)	Mr. Baltic is the beneficial owner of 24,264 shares of common stock, which includes options to purchase 4,664 shares of common stock. Mr. Baltic exercises direct voting and investment control with respect to 16,700 shares of common stock and indirect voting and investment control with respect to 2,900 shares of common stock. Mr. Baltic’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(11)

On February 7, 2013, Dr. Reynolds received options to purchase 6,319 shares of common stock, in accordance with the changes in non-executive compensation approved by the Board of Directors on October 20, 2011. Dr. Reynolds received options with an exercise price per share equal to the closing bid price of the common stock on February 7, 2013. One-third of such options will vest on February 7, 2014, and the remaining two-thirds of such options will vest in equal installments over the following twenty-four (24) months, subject to continued service on the Board of Directors. In the event of a Change of Control, as defined in the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, these options will become fully vested. Dr. Reynolds’ business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, CA 92130.
(12)	On June 7, 2013, Dr. Glover received options to purchase 4,063 shares of common stock, in accordance with the changes in non-executive compensation approved by the Board of Directors on October 20, 2011. Dr. Glover received options with an exercise price per share equal to the closing bid price of the common stock on June 7, 2013. One-third of such options will vest on June 7, 2014, and the remaining two-thirds of such options will vest in equal installments over the following twenty-four (24) months, subject to continued service on the Board of Directors. In the event of a Change of Control, as defined in the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, these options will become fully vested. Dr. Glover’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, CA 92130.

Securities Authorized For Issuance Under Equity Compensation Plans

The table below shows, as of June 30, 2013, information for all equity compensation plans previously approved by stockholders and for all compensation plans not previously approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders (1)	968,761	$7.96	1,217,239
Equity compensation plans not approved by security holders (2)	66,333	$14.91	—

Total	1,035,094	$8.41	1,217,239

(1)	Consists of stock options issuable under the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan.
(2)	Pursuant to the terms of the Gold Employment Letter, Dr. Gold received options to purchase 36,730 shares of MEI Pharma’s common stock in two separate tranches. The first tranche of options to purchase 18.365 shares of common stock of MEI Pharma was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price of MEI Pharma’s common stock on April 23, 2010. The second tranche of options to purchase 18,365 shares of common stock of MEI Pharma was granted to Dr. Gold on June 7, 2010, which date was no later than thirty (30) days following the public release of MEI Pharma’s Ovature study results, in accordance with the terms of the Gold Employment Letter. Of these two tranches of options, 25% vested one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of MEI Pharma, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. Dr. Mass received options to purchase 29,603 shares of MEI Pharma’s common stock, with an exercise price per share equal to the closing price of MEI Pharma’s common stock on June 1, 2011 pursuant to the terms and conditions of the Mass Employment Letter and the applicable stock option grant agreement. Of Dr. Mass’s options, 25% vested one year from the effective date of the Mass Employment Letter and, thereafter, the remaining 75% of Dr. Mass’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of MEI Pharma, as defined in the Mass Employment Letter, Dr. Mass’s options will become fully vested. These option grants took place outside of the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan.

WHERE YOU CAN FIND MORE INFORMATION

MEI Pharma files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that MEI Pharma files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. MEI Pharma’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

If you would like to request documents from MEI Pharma, please send a request in writing or by telephone at the following address:

MEI Pharma, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

Attn: Investor Relations

You should rely only on the information contained in this document to vote your shares at the stockholder meetings. MEI Pharma has not authorized anyone to provide you with information that differs from that contained in this document. This document is dated February, 2013. You should not assume that the information contained in this document is accurate as of any date other than that date.

Information on MEI Pharma’s Website

Information on any MEI Pharma’s website is not part of this document and you should not rely on that information in deciding whether to approve any of the proposals described in this document, unless that information is also in this document.

OTHER MATTERS FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEI Pharma’s officers and directors and persons who beneficially own more than 10% of the common stock of MEI Pharma to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of MEI Pharma are also required by SEC regulations to furnish MEI Pharma with copies of all Section 16(a) forms they file.

Based solely on MEI Pharma’s review of the copies of such forms received by it with respect to the fiscal year ended June 30, 2013, all reports were filed on a timely basis, with the exception of a Form 4 filed by Josiah T. Austin on December 11, 2012 with respect to the acquisition of warrants for the purchase of 41,667 shares of common stock.

Stockholder Proposals

Stockholders who intend to present proposals at the Company’s fiscal 2015 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than October 15, 2014. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2014 proxy materials. Notwithstanding the foregoing, in the event the date of annual meeting for fiscal 2015 is changed by more than 30 days from the date of the Annual Meeting for fiscal 2014, all stockholder proposals must be submitted a reasonable time before a solicitation is made.

Communication with the MEI Pharma Board of Directors

MEI Pharma’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attn: Secretary, 11975 El Camino Real, Suite 101, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on MEI Pharma’s website.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Householding of Proxy Materials for MEI Pharma Stockholders

This year, a number of brokers with account holders who are MEI Pharma stockholders will be “householding” MEI Pharma’s proxy materials. A single copy of this proxy statement will be delivered to multiple MEI Pharma stockholders sharing an address unless contrary instructions have been received from the affected MEI Pharma stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or MEI Pharma that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130, or (3) contact MEI Pharma’s Chief Financial Officer, Thomas M. Zech, at: (858) 792-6300. Upon a written or oral request to the address or telephone number above, MEI Pharma will promptly deliver a separate copy of the annual report and proxy statement to a MEI Pharma stockholder at a shared address to which a single copy of the proxy statements was delivered. MEI Pharma stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., CST, on December 5, 2013. Vote by Internet• Go to www.envisionreports.com/MEIP• Or scan the QR code with your smartphone• Follow the steps outlined on the secure website Vote by telephone• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone• Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Form of Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommends that you vote FOR each of the listed nominees and FOR proposals No. 2 and No. 3: Proposal No. 1 – Election of Directors For Withhold For Withhold For Withhold 01 – William D. Rueckert 02 – Christine A. White M.D. 03 – Thomas C Reynolds M.D., Ph.D. Proposal No. 2 – Ratification of appointment of BDO USA, LLP as MEI Pharma, Inc.’s independent registered public accounting firm for the fiscal year ending June 30, 2014. Proposal No. 3 – Approval, on an advisory basis, of the compensation of MEI Pharma, Inc.’s named executive officers (“say-on-pay vote”). B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — MEI PHARMA, INC. FORM OF PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING THURSDAY, DECEMBER 5, 2013 Please sign, date and return promptly in the enclosed envelope. The undersigned hereby appoints Daniel P. Gold and Thomas M. Zech, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, to vote your shares of MEI Pharma, Inc. Common Stock at the Annual Meeting of Stockholders of MEI Pharma, Inc. to be held on Thursday, December 5, 2013, at 10:00 a.m. (local time) at the W New Orleans, 333 Poydras Street, New Orleans, LA 70130, and at any adjournments thereof upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE LISTED NOMINEES FOR DIRECTOR, (II) FOR THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2014, AND (III) FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF MEI PHARMA, INC.’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”). NOTE: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting. Each of the foregoing proposals is more fully described in the accompanying proxy statement. This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, December 5, 2013. MEI Pharma, Inc.’s Proxy Statement and 2013 Annual Report are available at http://www.edocumentview.com/MEIP.